Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-163116 and 333-138241) of MediciNova, Inc. and in the related Prospectuses and on Forms S-8 (Nos. 333-151808, 333-141694, and 333-122665) of our report dated March 27, 2009, with respect to the consolidated financial statements of MediciNova, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

San Diego, California

March 31, 2011